UNITED STATES

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SCHEDULE 14A

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    ALPHATEC HOLDINGS, INC.

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Under the Securities Exchange Act of 1934

Subject Company: Alphatec Holdings, Inc.

Commission File No: 000-52024

ALPHATEC SPINE AGREES TO ACQUIRE SCIENT’X GROUPE SAS

Acquisition Creates Global Scale and Offers Revenues and Cost Synergies, Complements Alphatec Spine’s Product Portfolio and Enhances Aging Spine Focus Combined Entity to be Third-Largest Global Pure-Play Spinal Implant Company

CARLSBAD, Calif., Dec 17, 2009 (GlobeNewswire via COMTEX News Network) — Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions affecting the aging spine, announced today that it has entered into a definitive agreement to acquire Scient’x Groupe SAS, a spinal implant company headquartered in France.

The transaction is structured as an all stock transaction such that 100% of outstanding Scient’x stock will be exchanged pursuant to a fixed ratio for 24 million shares of the Company’s common stock. On a pro forma basis, current Alphatec shareholders will own approximately 69% of the combined company and approximately 31% will be held by current Scient’x shareholders. The transaction is currently expected to close by the end of the first quarter of 2010 and is subject to the approval of the Company’s shareholders. Subject to the closing of the transaction, the Company expects 2010 pro forma full-year revenues to be in a range of $220 million to $225 million, and pro forma full-year 2010 adjusted EBITDA to be in a range of $32 million to $35 million. The transaction is expected to be neutral to slightly positive to 2010 EPS and accretive to 2011 EPS, excluding amortization of intangible assets, transaction expenses and related restructuring charges. The Company has absorbed transaction-related costs that had a negative impact to EPS in the third quarter and are expected to negatively impact previously issued EPS guidance for the fourth quarter of 2009. The Company also expects to absorb additional transaction-related expenses in the first quarter of 2010.

The combined company will create the third-largest independent spinal company with a global span of product distribution. Scient’x is the largest privately held independent spine company outside of the United States with product distribution in over 50 countries.

The transaction was unanimously approved by a Special Committee of independent members of the Company’s Board of Directors. Following such approval by the Special Committee, the Company’s Board of Directors unanimously approved the acquisition agreement. Thomas Weisel Partners LLC acted as exclusive financial advisor to the Special Committee and provided a fairness opinion to the Board of Directors that the transaction was fair to the Company from a financial point of view as of the date of this press release. DLA Piper LLP (US) acted as independent counsel to the Special Committee.

The Company believes that the strategic merit of the combined business includes the following benefits to its shareholders:

•	Increases scale and global presence in all major geographic markets

•	Provides cross-selling opportunities in major markets to leverage future growth across core spine products and Aging Spine products

•	Strengthens and expands the Company’s product portfolio with differentiated products in all segments

•	Enhances the Company’s ability to educate, train and service its spine surgeon customers

•	Provides cost synergies in distribution, marketing and administration infrastructure

•	Diversifies potential future U.S. healthcare reform and regulatory risks

Both the Company and Scient’x operate in the high growth spinal implant market. The worldwide spinal implant market in 2009 is estimated to be $8.5 to $9.0 billion with a long-term growth rate that is estimated to be between 10% and 12%.

“We believe that Scient’x is a perfect complementary strategic fit for Alphatec Spine,” stated Dirk Kuyper, Alphatec Spine’s President and Chief Executive Officer. Mr. Kuyper continued, “Besides the significant cost and revenue synergies the acquisition offers, Alphatec Spine will now have the opportunity to reach 50 international markets with our aging spine and core fusion technologies. This transaction moves us into position to be able to become one of the top global spine companies.”

“I am pleased to have the opportunity to work closely with Oliver Burckhardt again, following our time together at Aesculap Inc. He will be instrumental in overseeing our international sales efforts and will lead the strategic marketing direction of the combined company. We believe that the combination of Alphatec Spine and Scient’x creates a complete and broad product portfolio with differentiated products addressing underserved markets with disruptive technologies,” continued Mr. Kuyper.

“I am excited to be joining the Alphatec Spine team,” stated Oliver Burckhardt, Scient’x’s President and Chief Executive Officer. “We believe that the combined product portfolio will be among the most innovative of any spine company in the market,” Mr. Burckhardt continued, “At Scient’x, we have created a global distribution network in over 50 countries with an excellent history of broad surgeon training and education that will help to drive shareholder value. We look forward to introducing Alphatec Spine’s products to our customers as well as leveraging Alphatec Spine’s strong U.S. presence with Scient’x’s technology.”

Conference Call

Alphatec Spine will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss details of the acquisition. To participate in the conference call, please visit the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The dial-in numbers are (888) 510-1762 for domestic callers and (719) 325-2383 for international callers. A live webcast of the conference call will be available online from the investor relations section of the Alphatec website at www.alphatecspine.com. The webcast will be recorded and will be available on the investor relations section of Alphatec Spine’s website, for at least 30 days after it is posted.

About Scient’x

Scient’x is a Guyancourt, France based medical device company that designs, develops and manufactures spinal implants and instrumentation. Scient’x was founded in 1988 and offers today a full range of implants for spinal fusions, posterior semi-rigid stabilization and a cervical total disc replacement device. Its international distribution network consists of a direct sales force in France and the U.K., a hybrid of direct sales force and distributors in Italy as well as exclusive and non-exclusive distributors in more than 50 countries including the United States. The Scient’x surgeon education and training network augments its international distribution capabilities.

Scient’x key products includes the Isobar(TM) TTL and Isobar Evolution(TM) rods, a semi-rigid rod technology used in spinal fusion surgeries, as well as an offering of cervical and lumbar implants also used predominantly in spine fusion surgeries. The Isobar(TM) products are 510(k) cleared by the FDA in the U.S. as an adjunct to fusion. Outside of the United States, Scient’x markets also a unique and proprietary ceramic-on-ceramic cervical total disc replacement device, DiscoCerv(R), which has been implanted in over 3,000 patients since its initial launch.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its US operations, the Company also markets its spine products in Europe. In Asia, the Company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Also visit the Aging Spine Center, www.agingspinecenter.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. The Company is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website enables patients to review pertinent information about disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information on the website includes published abstracts regarding the aging spine.

The Alphatec Spine, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3520

Use of Non-GAAP Information

Alphatec provides its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also uses forward-looking non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business, in connection with the preparation of annual budgets, and in measuring performance for some forms of compensation. In particular, Alphatec presents (i) adjusted EBITDA, and (ii) combined pro forma financial information, which in each case are non-GAAP financial measures.

Non-GAAP financial measures reflect an additional way of viewing aspects of Alphatec’s operations that, when viewed with the GAAP results, provide a more complete understanding of Alphatec’s results of operations and the factors and trends affecting Alphatec’s business. However, non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by the Company may differ from the non-GAAP financial measures used by other companies, including Alphatec’s competitors.

Alphatec believes the most directly comparable GAAP financial measure to adjusted EBITDA is net income (loss). Adjusted EBITDA is net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation costs, and other non-recurring income of expense items, such as in-process research and development, expenses related to the transaction and acquisition related restructuring expenses that are expected to occur following closing.

Alphatec has not included in this presentation a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections or certain information not being ascertainable or accessible, not all of the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available to the Company without unreasonable efforts. The probable significance of providing these forward-looking non-GAAP financial measures without the directly comparable GAAP financial measures is that such GAAP financial measures may be materially different from the corresponding non-GAAP financial measures.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Shareholders are cautioned that all forward-looking statements are based largely on Alphatec’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Alphatec’s control. Statements containing a projection of revenue, EBITDA, cost and revenue synergies, additional market opportunities, future economic performance, product development timelines, the acceptance of products by the surgeon community or whether the acquisition agreement will be consummated are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement; the outcome of any legal proceedings that have been, or may be, instituted against the Company or Scient’x related to the acquisition agreement; the inability to complete the acquisition due to the failure to obtain shareholder approval for the transaction or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals or third-party consents related to the transaction; risks that the proposed transaction disrupts the Company’s current plans and operations and the potential difficulties in employee retention as a result of the acquisition; the ability to recognize the benefits of the transaction; litigation outcomes, including without limitation product liability litigation and litigation related to the infringement of intellectual property of a third party; the impact of healthcare reform and regulations in the United

States and other jurisdictions; the Company’s ability to meet its financial guidance; the growth rate of the spine market related to aging and elderly patients; the ability to achieve regulatory approval for products in the Company’s development pipeline and the successful adoption of such products once approved; the Company’s ability to develop and expand its business in the United States, Asia and Europe; the Company’s ability to compete with other competing products and with emerging new technologies; continuation of favorable third party payor reimbursement for procedures performed using the Company’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or the Company’s ability to successfully control its costs or achieve profitability; and the uncertainty of additional funding. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s website at http://www.sec.gov.

The statements in this press release reflect the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements publicly at some point in the future, the Company specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date after the date of this release.

Important Additional Information Will Be Filed with the SEC

In connection with the proposed transaction, the Company will file a proxy statement with the SEC. The proxy statement will be mailed to stockholders of Alphatec and will contain important information about Alphatec, Scient’x, the transaction and related matters. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company from the SEC’s website at http://www.sec.gov. The proxy statement (when available) and such other documents may also be obtained for free from the Company’s website at http://www.alphatecspine.com or by directing such request to Alphatec Spine, Inc., Investor Relations, 5818 El Camino Real, Carlsbad, CA 92008, telephone: (760) 494-6746.

Alphatec, Scient’x and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed acquisition. Information regarding Alphatec’s directors and executive officers is contained in Alphatec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its proxy statement dated May 8, 2009, which are filed with the SEC. As of November 30, 2009, Alphatec’s directors and executive officers beneficially owned approximately 41.2% of Alphatec’s common stock. A more complete description of the interests of Alphatec’s directors and officers in the acquisition will be available in the proxy statement relating to the acquisition.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Alphatec Holdings, Inc.

CONTACT: Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

Alphatec Spine, Inc.

Peter C. Wulff, Chief Financial Officer

(760) 494-6746

investorrelations@alphatecspine.com